INVESTMENT MANAGEMENT FEE WAIVER AGREEMENT

October 21, 2025

WVB All Markets Fund

280 Congress Street

Boston, Massachusetts 02210

Dear Ladies and Gentlemen:

This letter (the “Agreement”) will confirm the agreement between WVB All Markets Fund (the “Fund”) and Wellington Management Company LLP (the “Adviser”), as follows:

1.	The Fund is a closed-end management investment company that continuously offers its shares and is operated as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.	Pursuant to an Investment Management Agreement dated October 21, 2025, by and between the Fund and the Adviser (the “Investment Management Agreement”), the Fund has retained the Adviser to provide the Fund with investment advisory and certain other services. Pursuant to the Investment Management Agreement, the Adviser is entitled to an investment management fee (the “Investment Management Fee”) payable monthly in arrears and accrued daily based upon the Fund’s average daily net assets at an annual rate of 0.10%.

3.	Pursuant to this Agreement, the Adviser agrees to waive in its entirety the Investment Management Fee it is entitled to receive from the Fund pursuant to the Investment Management Agreement for a period of three (3) years from the date the Fund commences operations or until December 31, 2028, whichever is longer (the “Expiration Date”).

4.	The Adviser may not seek reimbursement from the Fund with respect to the Investment Management Fee waived pursuant to this Agreement.

5.	This Agreement shall become effective on the effective date of the Investment Management Agreement and continue through the Expiration Date, at which time this Agreement shall terminate unless otherwise agreed to in writing by the parties. In addition, this Agreement shall terminate upon termination of the Investment Management Agreement.

6.	Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, each as may be amended or restated from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

7.	Any question of interpretation of any term or provision of this Agreement, including but not limited to the Investment Management Fee, the computation of net assets, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

8.	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.	It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Fund’s Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the trust property of the Fund. This Agreement has been signed and delivered by an officer of the Fund, acting as such, and the execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund, as provided in the Fund’s Declaration of Trust, as amended from time to time.

10.	This Agreement constitutes the entire agreement between the Fund and the Adviser with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Fund and the Adviser.

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If the foregoing correctly sets forth the agreement between the Fund and the Adviser, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

WVB ALL MARKETS Fund

By	/s/ Carm A. Taglione
Name:	Carm A. Taglione
Title:	President & Principal Executive Officer

ACCEPTED:

WELLINGTON MANAGEMENT COMPANY LLP

By	/s/ Desmond Havlicek
Name:	Desmond Havlicek
Title:	Senior Managing Director

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